Exhibit 99.1

Two Bethesda Metro Center 14 th Floor Bethesda MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE

March 9, 2010

Contact:

Investors - (301) 951-5917

AMERICAN CAPITAL ANNOUNCES EXTENSION OF LOCK UP AGREEMENT,

PROVIDES DISCLOSURE PURSUANT TO NASDAQ MARKETPLACE RULE 5250(b)(2)

Bethesda, MD – March 9, 2010 – American Capital Ltd. (Nasdaq: ACAS) (the “Company”) announced today that Wachovia Bank, N.A., as Administrative Agent under the Company’s revolving credit agreement, agreed to extend the termination event date under a Lock Up Agreement involving the credit agreement to March 31, 2010.

As previously announced, the Company and each of the lenders under the credit agreement entered into the Lock Up Agreement, which, among other things, provides that the parties will support an out-of-court restructuring of the loans outstanding under the credit agreement and of the Company’s private and public unsecured notes. The parties may terminate the Lock Up Agreement if certain events do not occur by the termination event date. Any further extension of the termination event date will require the agreement of lenders holding a majority of the amount outstanding under the revolving credit agreement. Additional information on the Lock Up Agreement can be found in certain of the Company’s recent reports on Form 8-K and Form 10-K filed with the Securities and Exchange Commission.

The Company also announced, as required by NASDAQ Marketplace Rule 5250(b)(2), that while its previously filed consolidated financial statements for the fiscal year ended December 31, 2009, included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 1, 2010, contained an unqualified opinion on the Company’s consolidated financial statements from its independent registered public accounting firm, the opinion included a going concern explanatory paragraph as a result of the Company’s covenant defaults under its unsecured debt agreements.

Boston ¡ Chicago ¡ Dallas ¡ Hong Kong ¡ London ¡

New York ¡ Paris ¡ Washington, D.C.

American Capital

March 9, 2010

NASDAQ Marketplace Rule 5250(b)(2) requires separate public disclosure of a previously issued audit opinion that contains a going concern explanatory paragraph. This announcement does not represent any change or amendment to the Company’s fiscal year 2009 financial statements or its Form 10-K.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $13 billion1 in capital resources under management and eight offices in the U.S., Europe and Asia. For further information, please refer to www.AmericanCapital.com.

[1]	As of December 31, 2009.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

Boston ¡ Chicago ¡ Dallas ¡ Hong Kong ¡ London ¡

New York ¡ Paris ¡ Washington, D.C.